EXHIBIT 10.2


                                  AMENDMENT TO
                            nSTOR TECHNOLOGIES, INC.
                             1996 STOCK OPTION PLAN

The nStor Technologies, Inc. 1996 Stock Option Plan (the "Plan") is hereby amended as follows:

1. Section 4 is hereby amended and restated in its entirety to read as follows:

     4. Shares Subject to Plan. Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares that may be subject to Options under the Plan shall be 7,000,000. If an option should expire or become unexercisable for any reason without having been exercised, the unpurchased Shares that were subject to the Option shall, unless the Plan has then terminated, be available for other Options under the Plan.

Except as set forth above, the Plan shall remain unchanged.